Exhibit (a)(7)

      This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made only by the Offer to Purchase, dated April 23, 2003, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer will not be made to (and tenders will not be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK
OF
WEGENER CORPORATION
AT
$1.55 NET PER SHARE
BY
WC Acquisition Corp.,
a wholly owned subsidiary of
RADYNE COMSTREAM INC.

         WC Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Radyne ComStream Inc., a Delaware corporation (“Radyne ComStream”), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the “Shares”), of Wegener Corporation, a Delaware corporation (“Wegener”), at $1.55 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 23, 2003 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Radyne ComStream pursuant to the Offer. Purchaser will pay all charges and expenses of Continental Stock Transfer & Trust Company (the “Depositary”) and Georgeson Shareholder Communications, Inc. (the “Information Agent”). Following the Offer, Radyne ComStream intends to effect a Merger (as defined herein).

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME ON WEDNESDAY, MAY 21, 2003, UNLESS THE OFFER IS EXTENDED.

      The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of Shares which will constitute at least a majority of the outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer. The Offer is also subject to the other conditions set forth in the Offer to Purchase. Please see Sections 1 — “Terms of the Offer” and 14 — “Conditions to the Offer” in the Offer to Purchase.

      The purpose of the Offer is for Radyne ComStream to acquire for cash as many Shares as necessary for Radyne ComStream to effect a second step transaction, namely a merger of Wegener with Purchaser or an affiliate of Radyne ComStream (“Merger”). The acquisition of Shares by Purchaser has been structured as a cash tender offer and if successful, Radyne ComStream will attempt to complete a cash merger in order to effect a prompt and orderly transfer of ownership of Wegener from the public stockholders to Radyne ComStream and provide Wegener stockholders with cash for all of their Shares as promptly as practicable.

      THE OFFER IS BEING MADE WITHOUT THE PRIOR APPROVAL OF THE WEGENER BOARD OF DIRECTORS.

      Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 14 — “Conditions to the Offer” in the Offer to Purchase and, if the Offer is extended or amended, the terms and conditions of such extension or amendment (the “Offer Conditions”)), Purchaser will accept for payment, and will pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 3 — “Withdrawal Rights” in the Offer to Purchase. The term “Expiration Date” means 12:00 Midnight, Eastern standard time, on Wednesday, May 21, 2003, unless Purchaser shall have extended the period for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period until 12:00 Midnight, Eastern standard time, on May 21, 2003, as such period may be extended, is referred to as the “Offering Period.” If there is a Subsequent Offering Period (as defined in the Offer to Purchase), all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration of the Offering Period and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the Securities and Exchange Commission (the “SEC”), Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a Book-Entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”)), (ii) Letter of Transmittal, properly completed and duly executed with any required signature guarantees, or, in the case of a Book-Entry transfer, an Agent’s Message (as defined in the Offer to Purchase), and (iii) any other required documents.

      For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

      Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder’s Shares. Please see Section 3 — “Withdrawal Rights” in the Offer to Purchase. Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the conditions specified in Section 14 — “Conditions to the Offer” in the Offer to Purchase and (ii) to waive any waivable condition and to set forth or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination, amendment, waiver or change to the Depositary and by making a public announcement thereof. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary and making any other action required by law. If Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are validly tendered in any Subsequent Offering Period. Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

      Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the termination of the Offering Period and, unless accepted for payment by Radyne ComStream pursuant to the Offer, may also be withdrawn at any time after June 19, 2003. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

      For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for Book-Entry tender as set forth in Section 2 — “Procedure for Tendering Shares” in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Radyne ComStream, in its sole discretion, which determination shall be final and binding. None of Radyne ComStream, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in The Tender Offer — Section 2 “Procedure for Tendering Shares” in the Offer to Purchase at any time prior to the Expiration Date.

      If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain the tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in Section 3 — “Rights of Withdrawal” in the Offer to Purchase.

      Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder who is a United States person whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year. The income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations such as stockholders who received their Shares upon the exercise of employee stock options or otherwise as compensation and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including the application and effect of federal, state, local, foreign or other tax laws.

      The information required to be disclosed by Rule 14d-6(d)(1) and Rule 13e-3(e)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

      A request has been made to Wegener pursuant to Rule 14d-5 under the Exchange Act and under the General Corporation Law of the State of Delaware for the use of Wegener’s stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by Wegener with such request and Rule 14d-5 and the General Corporation Law of the State of Delaware pertaining to such request, the Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser, or, if it so elects, the materials will be mailed.

      THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below and on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee. Neither Purchaser nor Radyne ComStream, will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Depositary and the Information Agent as described in the Offer to Purchase).

The Information Agent for the Offer is:

GEORGESON STOCKHOLDER COMMUNICATIONS INC.

17 STATE STREET, 10TH FLOOR
NEW YORK, NEW YORK 10004
BANKS AND BROKERS CALL: (212) 440-9800
ALL OTHERS CALL TOLL FREE: (866) 203-9357

April 23, 2003